Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-169643 on Form S-8 of our reports dated July 18, 2011, relating to the statement of revenues and certain expenses of Rendina Portfolio, Triad Technology Center, and Holston Medical Portfolio, all appearing in this Current Report on Form 8-K of Healthcare Trust of America, Inc.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
July 18, 2011